Exhibit 16.1

FILED ON EDGAR
919 East Main Street
Suite 1800
September 1, 2017	Richmond, VA 23219

T +1 804 282 2121
U.S. Securities and Exchange Commission	F +1 804 288 5606
100 F St., NE
Washington, DC 20549	www.rsmus.com

Re:	First Capital Investment Corporation Item 4.01(a) Form 8-K, filed August 30, 2017

Ladies and Gentlemen:

This letter is our response to First Capital Investment Corporation’s (the “Company”) Item 4.01(a) disclosure in its Form 8-K filed on August 30, 2017 (the “Form 8-K”), disclosing the dismissal of RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm. We have read the statements in Item 4.01(a) of Form 8-K and respectfully disagree with such statements in certain aspects.

In our view, the Audit Committee of the Company’s Board of Directors dismissed RSM because of a disagreement on matters of accounting principles and financial statement disclosure.

During its review of the Company’s quarterly financial information for the period ended March 31, 2017, RSM communicated concerns to the Company and the Audit Committee regarding the accounting and disclosure for two investments made by the Company during the quarter ended March 31, 2017 in First Capital Retail, LLC (“FCR”), in the form of secured promissory notes of $1,500,000 each on February 24, 2017 and March 31, 2017. Prior to February 23, 2017, FCR was wholly-owned by First Capital Real Estate Investments, LLC (“FCREI”), an entity controlled by Mr. Suneet Singal. On February 23, 2017, FCREI sold 100% of its membership interest in FCR to a member of FCR’s management (the “Buyer”) in exchange for a promissory note secured by substantially all of the Buyer’s acquired membership interests in FCR. At the same time, FCREI also held an ownership interest of 24.9% of FCIC Advisors, LLC, the Company’s investment advisor, via a membership interest of 24.9% in First Capital Investment Management, LLC (“FCIM”), the parent company of the investment advisor. On March 28, 2017, FCREI executed an agreement with FCIM to purchase the remaining membership interests of FCIM, which was completed on April 3, 2017, at which point FCREI controlled 100% of FCIM and the Company’s investment advisor.

At the time of RSM’s dismissal, these concerns had not been resolved to RSM’s satisfaction.

/s/ RSM US LLP